Pricing Supplement dated January 29, 2002                         Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)           Cusip No. CA 88319ZAA18

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                     Textron Financial Canada Funding Corp.
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate

Issuer: Textron Financial Canada Funding Corp.



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Principal Amount:  Cdn. $100,000,000      Initial Interest Rate: 5.80%

Issue Price:  $99.951                     Original Issue Date: February 1, 2002

Agent's Discount or Commission: $0.25     Stated Maturity Date: February 1, 2005

Net Proceeds to Issuer: Cdn. $99,701,000
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Interest Payment Dates:
          [ ] Regular Floating Rate Note
          [X] Other:  February 1 and August 1

Regular Record Dates
(if other than the last day of February and August):  January 15 and July 15

Redemption:
      [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
      [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction:  ____% until Redemption
             Percentage is 100% of the Principal Amount.

Optional Repayment:
      [X] The Notes cannot be repaid prior to the Stated Maturity Date.
      [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Optional Repayment Price(s):

Specified Currency (if other than Cdn. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:     [ ] Yes    [X] No
     Issue Price: %
         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
      [X] RBC Dominion Securities Inc.
      [X] BMO Nesbitt Burns Inc.
      [X] Scotia Capital Inc.


Agent acting in the capacity as indicated below:
      [X] Agent      [ ] Principal

If as Principal:
      [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      [ ] The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 99.951% of the Principal Amount.

Other provisions:



       Terms are not completed for certain items above because such items are not applicable.